Exhibit 99.1

CytomX Therapeutics Announces Full-Year 2019 Financial Results
and Provides Business Update

Company to Host a Conference Call Today, February 27, 2020, at 5:00 p.m. ET / 2:00 p.m. PT

SOUTH SAN FRANCISCO, CA, February 27, 2020– CytomX Therapeutics, Inc. (Nasdaq: CTMX), a clinical-stage oncology-focused biopharmaceutical company pioneering a novel class of investigational antibody therapeutics based on its Probody® therapeutic technology platform, today reported full-year 2019 financial results.

As of December 31, 2019, CytomX had cash, cash equivalents and short-term investments of $296.1 million.

“During 2019, CytomX made substantial progress in advancing our clinical stage pipeline of innovative Probody therapeutics from Phase 1 platform proof of concept into Phase 2 clinical studies. We took major steps forward with our proprietary programs and in our partnerships and set the stage for significant updates throughout 2020,” said Sean McCarthy, D.Phil., president, chief executive officer and chairman of CytomX Therapeutics. “We also strengthened our product development capabilities with the recruitment of deeply experienced leadership, positioning ourselves to maximize the potential of our lead, wholly-owned assets, CX-072 and CX-2009, and of our entire portfolio. My colleagues and I look forward to continued pipeline momentum throughout the coming year as we maintain our focus on the discovery, development and ultimate commercialization of potentially transformative cancer treatments.”

Business Highlights and Recent Developments

Initiation of Combination Phase 2 Study of CX-072, An Anti-PD-L1 Probody Therapeutic

•

In the fourth quarter of 2019, CytomX initiated the PROCLAIM (Probody Clinical Assessment In Man) CX-072-002 Phase 2 study evaluating the efficacy and tolerability of the anti-PD-L1 Probody CX-072, in combination with the anti-CTLA-4 antibody Yervoy® (ipilimumab), in patients with relapsed or refractory melanoma. Stage 1 of this two-stage trial will enroll up to 40 patients with initial data anticipated in 2020. Additional information is available at ClinicalTrials.gov using the identifier NCT03993379.

Initiation of Phase 2 Study of CX-2009, An Anti-CD166 Probody Drug Conjugate

•

In the fourth quarter of 2019, CytomX initiated the PROCLAIM CX-2009 Phase 2 expansion study of CX-2009 monotherapy (7 mg/kg, administered every three weeks) in up to 40 patients with hormone receptor (ER, PR) positive, HER2-negative breast cancer. Initial data from this trial is anticipated in 2021. Additional information on this trial is available at ClinicalTrials.gov using the identifier NCT03149549.

Initiation of Part 2a of Ongoing Study by Bristol-Myers Squibb of BMS-986249, An Anti-CTLA-4 Probody Therapeutic

•

Initiation by Bristol-Myers Squibb of a Phase 2 randomized cohort expansion in its ongoing first-in-human Phase 1/2a trial of the anti-CTLA-4 Probody BMS-986249, a Probody version of the anti-CTLA-4 antibody Yervoy® (ipilimumab), in combination with Opdivo® (nivolumab) in patients with metastatic melanoma. The advancement of BMS-986249 into this study triggered a milestone payment of $10 million from BMS to CytomX. Additional information is available at ClinicalTrials.gov using the Identifier NCT03369223.

Ongoing Dose Escalation Phase 1 Study of CX-2029, An Anti-CD71 Probody Drug Conjugate, within AbbVie Alliance

•

Continued patient enrollment by CytomX in the dose escalation phase of PROCLAIM-CX-2029 Phase 1/2 study, partnered with AbbVie, evaluating CX-2029 as monotherapy in patients with solid tumors. Initial data from Phase 1 dose escalation arm is anticipated in 2020 with proof-of-concept data from the first cohort expansion studies in specific tumor types anticipated in 2021. Additional information is available at ClinicalTrials.gov using the Identifier NCT003543813.

Phase 1 Study Initiation by Bristol Myers Squibb of BMS-986288, An Anti-CTLA-4 Probody Therapeutic

•

In September 2019, Bristol-Myers Squibb initiated the dose escalation phase of a Phase 1/2a clinical study of a second anti-CTLA-4 Probody, BMS-986288, based on a modified version of Yervoy®, administered as monotherapy and in combination with Opdivo® in patients with selected advanced solid tumors. Additional information is available at ClinicalTrials.gov using the Identifier (NCT03994601).

ImmunoGen Collaboration

•

In December 2019, CytomX obtained exclusive worldwide development and commercial rights to ImmunoGen’s preclinical epithelial cell adhesion molecule (EpCAM)-targeting program that was developed utilizing CytomX’s Probody technology and ImmunoGen’s drug conjugate technology.

Probody T-Cell Bispecific Program

•

CytomX’s most advanced program in the T-Cell Bispecific (TCB) modality is an Epidermal Growth Factor Receptor-CD3 TCB which is partnered with Amgen. CytomX anticipates advancing a lead candidate for this program during 2020.

Clinical Development Team Appointments

•	In October 2019, the Company announced the appointment of Amy C. Peterson, M.D., as executive vice president and chief development officer. In this new role, Dr. Peterson has oversight of a multi-disciplinary team focused on advancing all aspects of CytomX’s clinical development and product registration activities.
•

In February 2020, the Company announced the appointment of Alison Hannah, M.D., as senior vice president and chief medical officer. In this role, Dr. Hannah oversees CytomX’s clinical development activities.

Anticipated 2020 Milestones

PROCLAIM-CX-072 (Anti-PD-L1)

•	Data is anticipated from the expansion arms of the Phase 1/2 trial of CX-072 as monotherapy in multiple selected tumor types.
•	Initial data is anticipated from Stage 1 of the Phase 2 study of CX-072 in combination with Yervoy®.

PROCLAIM-CX-2009 (Anti-CD166)

•	Data is anticipated from the CX-2009 Phase 1 dose escalation and dose ranging studies.

PROCLAIM-CX-2029 (Anti-CD71)

•	Initial data is anticipated by CytomX and its partner, AbbVie, from the Phase 1 dose escalation stage of the PROCLAIM CX-2029 Phase 1/2 study.

Full Year 2019 Financial Results

Cash, cash equivalents and short-term investments totaled $296.1 million as of December 31, 2019, compared to $436.1 million as of December 31, 2018.

Revenue was $57.5 million for the year ended December 31, 2019, compared to $59.5 million for the year ended December 31, 2018.  The net decrease in revenue of $2.0 million for 2019 compared to 2018 was primarily due to a decrease in revenue of $13.1 million from AbbVie under the CD71 Co-Development and Licensing Agreement with AbbVie Unlimited Company (AbbVie), as well as decreases in revenue under our agreements with Amgen, Pfizer and ImmunoGen, partially offset by an increase in revenue from Bristol-Myers Squibb due to the accelerated recognition of revenue related to the cessation of research on certain targets under our agreement with Bristol-Myers Squibb in the first quarter of 2019.

Research and development expenses increased by $27.8 million during the year ended December 31, 2019 compared to the corresponding period in 2018.  The increase was largely attributed to an increase in personnel-related expenses; expenses relating to the acquisition of technical know-how during the first quarter of 2019; license fees paid to the University of California, Santa Barbara (UCSB) in connection with an amendment to our license agreement with UCSB in the second quarter of 2019; and an upfront license fee paid to ImmunoGen in the fourth quarter of 2019 for the EpCAM program.

General and administrative expenses increased by $3.3 million during the year ended

December 31, 2019 compared to the corresponding period in 2018. The increase was primarily due to an increase in personnel-related expenses due to an increase in headcount.

Teleconference Scheduled Today at 5:00 p.m. ET

Conference Call/Webcast Information

CytomX management will host a conference call today at 5:00 p.m. ET.  Interested parties may access the live audio webcast of the teleconference through the “Investor & News” section of CytomX's website at http://ir.cytomx.com or by dialing 1-877-809-6037 (U.S. and Canada) or 1-615-247-0221 (International) and using the passcode 1686972. An archive of the webcast will be available on the CytomX website from February 27, 2020, until March 6, 2020.

About CytomX Therapeutics

CytomX is a clinical-stage, oncology-focused biopharmaceutical company with a vision of transforming lives with safer, more effective therapies. We are developing a novel class of investigational antibody therapeutics, based on our Probody® technology platform, for the treatment of cancer. As leaders in the field, our innovative technology is designed to turn previously undruggable targets into druggable targets and to enable more effective combination therapies. CytomX and its partners, comprised of leading biotechnology and pharmaceutical companies, have developed a robust pipeline of potential best-in-class immunotherapies against clinically validated targets and potential first-in-class therapeutics against novel, difficult to drug targets. Five novel drug-candidates utilizing our Probody technology are in the clinic, with three in Phase 2 studies and two in Phase 1 studies. These clinical programs include cancer immunotherapies against validated targets such as a PD-L1-targeting Probody therapeutic wholly owned by CytomX (CX-072) and the CTLA-4-targeting Probody therapeutics partnered with Bristol-Myers Squibb (BMS-986249 and BMS-986288). The CytomX clinical stage pipeline also includes first-in-class Probody drug conjugates against previously undruggable targets, including a CD166-targeting Probody drug conjugate wholly owned by CytomX (CX-2009) and a CD71-targeting Probody drug conjugate partnered with AbbVie (CX-2029). CD166 and CD71 are among cancer targets that are considered to be inaccessible to conventional antibody drug conjugates due to their presence on many healthy tissues. In addition to its wholly owned programs, CytomX has strategic collaborations with AbbVie, Amgen and BMS. For additional information about CytomX Therapeutics, visit www.cytomx.com and follow us on LinkedIn and Twitter.

CytomX Therapeutics Forward-Looking Statements

This press release includes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that are difficult to predict, may be beyond our control, and may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied in such statements. In particular, clinical progress is based on preliminary data from ongoing clinical trials and anticipated future disclosures of data are based on assumptions of clinical trial enrollment in our clinical trials and the clinical trials of our collaborative partners. Accordingly, you should not rely on any of these forward-looking statements, including those relating to the potential benefits, safety and efficacy of CytomX’s or any of its collaborative partners’ product candidates, administered separately or in combination, the potential benefits or applications of CytomX’s Probody platform technology, CytomX’s ability to develop and advance product candidates into and successfully complete clinical trials, including the ongoing clinical trials of CX-072 and CX-2009, and the timing of any future clinical trials to be initiated by CytomX or its collaborative partners. Risks and uncertainties that contribute to the uncertain nature of the forward-looking statements include: the unproven nature of CytomX’s novel Probody Platform technology; five product candidates under its Probody platform are in the initial stages of clinical development and its other product candidates are currently in preclinical development, and the process by which preclinical and clinical development could potentially lead to an approved product is long and subject to significant risks and uncertainties, including the risk that enrollment in clinical trials may take longer than expected; the possibility that the results of early clinical trials may not be predictive of future results; the possibility that CytomX’s clinical trials will not be successful; the possibility that current pre-clinical research may not result in additional product candidates; CytomX’s dependence on the success of CX-072, CX-2009, CX-2029 and BMS 986249; CytomX’s reliance on third parties for the manufacture of the company’s product candidates; and possible regulatory developments in the United States and foreign countries.  Additional applicable risks and uncertainties include those relating to our preclinical research and development, clinical development, and other risks identified under the heading "Risk Factors" included in CytomX’s Annual Report on Form 10-K filed with the SEC on February 27, 2020. The forward-looking statements contained in this press release are based on information currently available to CytomX and speak only as of the date on which they are made. CytomX does not undertake and specifically disclaims any obligation to update any forward-looking statements, whether as a result of any new information, future events, changed circumstances or otherwise.

PROBODY is a registered trademark of CytomX Therapeutics.

Yervoy and Opdivo are registered trademarks of Bristol-Myers Squibb.

CYTOMX THERAPEUTICS, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

	Year Ended December 31,
	2019	2018	2017
Revenues	$57,489	$59,502	$71,623
Operating expenses:
Research and development	131,619	103,866	92,277
General and administrative	36,765	33,510	25,605
Total operating expenses	168,384	137,376	117,882
Loss from operations	(110,895)	(77,874)	(46,259)
Interest income	8,365	7,641	2,674
Other expense, net	(135)	(68)	(27)
Loss before income taxes	(102,665)	(70,301)	(43,612)
Provision for (benefit from) income taxes	(427)	14,303	(513)
Net loss	$(102,238)	$(84,604)	$(43,099)
Net loss per share, basic and diluted	$(2.26)	$(2.03)	$(1.16)
Shares used to compute net loss per share, basic and diluted	45,335,927	41,664,382	37,166,830
Other comprehensive income (loss):
Changes in unrealized gain (loss) on short-term investments, net of tax	139	1	(67)
Impact of adoption of new accounting pronouncement	11	—	—
Total comprehensive loss	$(102,088)	$(84,603)	$(43,166)

CYTOMX THERAPEUTICS, INC.

BALANCE SHEETS

(in thousands, except share and per share data)

	December 31,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$188,425	$247,577
Short-term investments	107,720	188,550
Accounts receivable	13	97
Prepaid expenses and other current assets	7,177	9,251
Total current assets	303,335	445,475
Property and equipment, net	7,372	6,934
Intangible assets, net	1,312	1,458
Goodwill	949	949
Restricted cash	917	917
Operating lease right-of-use	25,382	—
Other assets	2,015	1,375
Total assets	$341,282	$457,108
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$4,158	$5,132
Accrued liabilities	30,051	26,724
Income tax payable	—	13,339
Deferred revenues, current portion	51,381	52,713
Total current liabilities	85,590	97,908
Deferred revenue, net of current portion	178,858	225,267
Operating lease liabilities - long term	24,871	—
Other long-term liabilities	850	3,050
Total liabilities	290,169	326,225
Commitments and contingencies
Stockholders' equity
Convertible preferred stock, $0.00001 par value; 10,000,000 shares authorized at December 31, 2019 and 2018; no shares issued and outstanding at December 31, 2019 and 2018, respectively	—	—
Common stock, $0.00001 par value; 75,000,000 shares authorized at December 31, 2019 and 2018; 45,523,088 and 45,083,209 shares issued and outstanding at December 31, 2019 and 2018, respectively	1	1
Additional paid-in capital	468,285	445,956
Accumulated other comprehensive income (loss)	57	(93)
Accumulated deficit	(417,230)	(314,981)
Total stockholders' equity	51,113	130,883
Total liabilities and stockholders' equity	$341,282	$457,108

Investor and Media Contact:
Christopher Keenan

VP, Investor Relations and Corporate Communications

ckeenan@cytomx.com

650-383-0823